Exhibit 10.4

MASTER SERVICE AGREEMENT AND
LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of January 15, 2016, by and between Las Vegas Railway Express, Inc., a Delaware corporation with its principal offices at 9480 South Eastern Ave., Suite 205, Las Vegas, NV 89123 ("LVRE" or "Licensor") and X Rail Enterprises. Inc. a Wyoming corporation ("XREE" or "Licensee"). Whereby, thereafter LVRE and/or Licensor and XREE and/or Licensee are at times referred to collectively as the "Parties".

WHEREAS, beginning on or about January 16, 2016 LVRE intends to have XREE be licensed to exclusively operate various components of the LVRE charter business ("Service"); and

WHEREAS, LVRE has established various services and has engaged other companies or individuals to provide ancillary services in conjunction with providing said Service, including but not limited to, food and beverage service, ground transportation and lodging services; and

WHEREAS, LVRE has negotiated or entered into certain contingent agreements to procure and lease all required railcars to support an initial operation between Las Vegas, Nevada and Los Angeles. California. ("LVRE Equipment"); and

WHEREAS , LVRE has entered into discussions and/or agreements with National Railroad Passenger Corporation aka Amtrak ("Host Railroad") in order to obtain access to their  rail lines for operation of the Service where required; and

WHEREAS, LVRE represents that it has obtained all necessary insurance to support Service; and

WHEREAS, LVRE requests certain services to be provided by XREE to support LVRE's mobilization and operation of the Service, as further described in Section 3 below ("Mobilization Services"), and LVRE is prepared to license and compensate XREE for such services; and

WHEREAS, XREE shall be the operating railroad for the Service and the trains shall be considered "XREE trains"; and

WHEREAS. it is the objective of both Parties to ensure the provision of safe efficient and a reliable Service in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings and of the compensation set forth herein the Parties hereto agree as follows:

1.	Definitions

(a)	·'Lessee and Lessor" shall have the meaning set forth in the first paragraph of this Agreement.

(b)	"Mobilization Services" shall mean those services described in Section 3 of this Agreement.

(c)	"Host Railroad" National Railroad Passenger Corporation (AMTRAK).

(d)	"LVRE" shall have the meaning set forth in the first paragraph of this Agreement.

(e)
"LVRE Equipment" shall mean the rolling stock used in the operation of Service, including all different classes of passenger cars (which may include business, corporate cars), all of which is listed in Exhibit A hereto.

(f)	"FELA" shall mean the Federal Employers Liability Act. 45 U.S.C. §51, et seq.

(g)	"FRA" shall mean the Federal Railroad Administration.

(h)	"Mobilization Schedule" shall mean that schedule set forth in Exhibit B.

(i)	"Party" shall mean either XREE or LVRE.

(j)	"Parties" shall mean XREE and LVRE collectively.

(k)
"Qualified" shall mean that a person has satisfied all legally required training and certification requirements for a position and possesses the background, skills and experience necessary to fulfill the duties of a job to which that person is assigned in the Service.

(I)
"T&E Crew" shall mean one (1) locomotive engineer and one (1) conductor provided by Amtrak for operation of Service trains if the scheduled operating time from the departure at the initial station of Los Angeles, Ca.to the arrival at the final station of Las Vegas, NV (or vice versa).

2.	Grant of License

2.1	The Intellectual Property Rights under the Agreement.

Under the terms and conditions hereinafter set forth, the LVRE hereby grants to XREE and XREE accepts from LVRE, an exclusive license, to use parts of or all of the Intellectual Property Rights under the Agreement, in XREE's operations. Without LVRE's consent, XREE shall not, by license, assignment or in any other manner, permit a third party to use the Intellectual Property Rights under the Agreement.

2.2	Scope

2.2.1
XREE shall only use the Intellectual Property Rights under the Agreement in its own normal business operations. Without LVRE's consent, XREE shall not use the Intellectual Property Rights under the Agreement for any other purpose or when providing services to any third party.

2.2.2
The License in this Agreement is effective in the United States of America territory where LVRE has granted XREE a specific territory ("Licensed Territory").XREE agrees that it will not make, or authorize, any direct or indirect use of the Intellectual Property Rights under the Agreement in any regions other than the Licensed Territory.

2.3	XREE's confirmation
XREE confirms that it does not have any rights, titles or interests of the Intellectual Property Rights under the Agreement except the rights, titles and interests provided for under this Agreement.

2.4	Prohibitions
XREE undertakes that, at any time either during or after the Term it shall not:

2.4.1	commit any act which affects the rights of LVRE in relation to any of the Intellectual Property Rights Under the Agreement; or

2.4.2	apply for the registration of any of the Intellectual Property Rights under the Agreement or any similar intellectual property right in any country or region in the world.

3.	XREE Services to be provided and responsibilities undertaken
XREE shall provide the following Services in support of LVRE's mobilization and operation of Service:

(a)	Coordinate Train and Engine Crews.
XREE shall coordinate with Amtrak a T&E Crew for each scheduled train of the Service and will adhere to federal service laws.

(b)	Mobilization Services.
XREE shall provide the following mobilization services in accordance with the Mobilization Schedule set forth in Exhibit B.

(c)	Managerial Control

In the performance of its obligations under this Agreement, XREE is not an employee of LVRE but rather a licensee. All operating and other personnel of XREE involved in any aspect of providing the Services shall be employees of XREE, and shall be subject to the direction, supervision, and control of XREE.

(d)	Conduct of Employees
All XREE employees who are engaged in the provision of the Services for LVRE shall be Qualified, and shall perform their duties in a courteous, efficient and safe manner.

(e)	Control of Alcohol and Drug Use
XREE will be responsible for compliance with FRA regulations relating to the control of drug and alcohol testing required in 49 C.F.R. Part 219 with respect to its T&E Crews.

4.	Obligations of LVRE

(a)	Equipment for Operation of Service

(i)	LVRE shall be solely responsible for the provision of the LVRE Equipment for the Service.

(ii)	Throughout the term of this Agreement, LVRE shall be solely responsible for:

a.
Complying with FRA and Amtrak Standard Maintenance Procedures in order to assure that the passenger coaches to be used in Service will comply with private car mechanical standards, including compliance with the requirement that the passenger coaches have a current PC-1 annual inspection and PC-5 clearance inspection.

b.
Obtaining any required FRA approvals of the LVRE Equipment to be used in Service, and for the performance of all FRA inspections (except for the "set and release test" and the "running brake test" which will be performed by the T&E Crew), test trains, and completion of operating, maintenance and safety plans, including but not limited to, those requirements mandated by 49 CFR Parts 223, 229, 238 and 239.

c.	Inspecting and maintaining the LVRE Equipment incompliance with all applicable federal, state and local laws, rules and regulations, including, but not limited to, the Americans with Disabilities Act.

d.
LVRE Equipment familiarity, inspection and maintenance training in compliance with all applicable federal , state or local laws, rules and regulations, including emergency evacuation training, of all personnel assigned to the Service, including, as applicable, the Amtrak T&E Crews.

(iii)
In the event an applicable federal, state or local law or regulation is enacted or promulgated after the effective date of this Agreement that requires modifications or upgrades to the LVRE Equipment, LVRE shall be solely responsible for complying with such requirements.

(iv)	XREE and LVRE shall each have the unilateral right to remove from service any unit of LVRE Equipment for safety-related defects.

(b)	Train Personnel Other than T&E Crews

(i)	XREE shall be solely responsible for providing qualified train personnel other than the T&E Crews.

(ii)
XREE shall be solely responsible for baggage handling, passenger announcements, passenger boarding and detraining, and deployment of ADA ramps and stairs as may be required at all stations served by Service.

(c)	Train Movements Other Than Scheduled Movements
XREE shall be solely responsible for all train movements (e.g., to and from train servicing facilities) other than the regularly scheduled Service described in Exhibit C.

(d)	Maintenance of Equipment
XREE shall be solely responsible for all maintenance services relating to the LVRE Equipment used in the Service.

(i)
XREE shall retain all records and reports concerning inspection, maintenance and cleaning of the LVRE Equipment for a period of three (3) years following termination of this Agreement (except for those records that may require longer retention periods for regulatory compliance, in which case LVRE shall retain such records in accordance with such regulatory requirements) and shall make those available upon request.

(ii)	XREE shall ensure that all personnel assigned to the maintenance function are Qualified.

(iii)
XREE shall assure that all LVRE Equipment operated on trains in Service is maintained in a safe and reliable condition, that such LVRE Equipment complies at all times with Standard Maintenance Procedures and all applicable FRA, Association of American Railroads, and accepted industry standards , and that any LVRE Equipment not compliant with these standards will not be used in Service.

(e)	Storage of Equipment

(i)	XREE shall be solely responsible for providing safe storage of the LVRE Equipment (including ADA ramps and stairs) when not in use in Service.

(ii)	LVRE shall be solely responsible for securing the LVRE Equipment (including ADA ramps and stairs) when not in use in Service.

(f)	Coordination with Host Railroad

XREE shall be responsible for obtaining access arrangements with the Host Railroad if necessary for the performance of Service, other than for those arrangements to be provided by LVRE as specifically set forth above.

(g)	Provision of Food and Beverage Service

XREE shall be solely responsible for the provision of food and beverage (alcoholic and non-alcoholic) on the Service. XREE shall comply with all applicable federal, state or local laws, rules or regulations relating to the provision of food and beverage service on the Service. It is understood that Amtrak T&E Crews shall have access to the food and non-alcoholic beverage service provided by XREE at the same prices such food and non-alcoholic beverage products are offered to Service passengers; provided, however, that complimentary coffee, tea and bottled water shall be provided to T&E Crews.

(h)	Substitute Service
XREE shall be solely responsible for providing and operating any substitute services (e.g., buses) in the event that the Service does not, for any reason, operate.

(i)
Stations and/or Infrastructure Improvements

LVRE shall be solely responsible for access to and management of station facilities. Further, prior to commencement of Service, LVRE shall provide XREE with a Certificate of Occupancy for any new stations to be utilized for Service. To the extent required for performance of Service, LVRE, its contractors and subcontractors shall perform infrastructure and/or station improvements in accordance with all applicable federal , state and local laws, rules, regulations and requirements, including, but not limited to, the Americans with Disabilities Act of 1990, unless applicable rules or requirements are waived by the appropriate entity.

5.	Schedule of Service Operations

(a)
The initial schedules for the operation of the Service are attached hereto as Exhibit D. In the event of any change in the schedule of trains to be operated by Amtrak T&E Crews pursuant to this Agreement,  LVRE shall advise XREE no later than thirty (30) days prior to the schedule change in order to permit XREE to comply with applicable collective bargaining agreements in changing work schedules of its T&E Crews.

6.	Risk of Liability

(a)
LVRE agrees to defend, indemnify and hold harmless XREE, including their respective officers, agents , employees, and subsidiaries and other third parties to the extent XREE is obligated to indemnify or hold harmless such third parties, irrespective of negligence or fault of LVRE .or such third parties, for all damage or liability for personal injury or death to any person, or damage to any property (including property of LVRE and loss of use or revenue) which would not have been incurred but for the existence of Service; provided, however, that LVRE shall have no responsibility to indemnify XREE for XREE's liability under the Employers' Liability Act (FELA) for injury or death to LVRE employees engaged directly in the operation of Service. The risk of injury or death and of FELA claims by such XREE employees is assumed by LVRE and LVRE agrees to defend, indemnify and hold harmless XREE against any FELA claims with respect to injury or death of such employees to the extent such claims are not covered by LVRE's railroad liability insurance coverage. Compensation for such risk is included in the amounts and rates agreed upon by the Parties in this Agreement.

(b)
Where claims are made against XREE and LVRE arising out of the same incident, the Parties shall cooperate fully and shall make all of the investigative and claims information available to each other. Any claim for indemnification by XREE or LVRE shall not be made a part of any litigation brought by a third party arising out of any claim against XREE and/or LVRE. If a dispute arises concerning the scope of XREE's or LVRE's indemnity obligations pursuant to this Section 6, such dispute shall be resolved separately pursuant to Section 11 of this Agreement.

(c)
LVRE agrees to defend, indemnify and hold harmless XREE including their respective officers, agents, employees, and subsidiaries and other third parties to the extent XREE is obligated to indemnify or hold harmless such third parties, irrespective of negligence or fault of LVRE ,any third parties, from and against any action, suit or other proceeding based upon a claim that the Service infringes any patent, copyright , royalty, trademark or service mark or other third party proprietary right, or involves the wrongful use of any trade secret or confidential information.

(d)
Neither Party shall be liable to the other Party, whether by way of indemnity or restitution or in contract or in tort (including negligence). for any indirect or consequential loss or damages or loss of revenue, loss of profit, loss of use, loss of production, or loss of contract.

(e)	The indemnity provisions set forth above shall survive termination of this Agreement for any reason.

7.	Insurance and Payment

(a)
Liability Insurance

LVRE shall procure and maintain for the duration of this Agreement railroad liability insurance, with combined single limits for bodily injury and property damage of not less than $4,000,000 per occurrence, with respective named insureds on a primary basis.

(b)
Property Insurance

Throughout the term of this Agreement, LVRE shall procure and maintain for the duration of this Agreement, property insurance covering the LVRE Equipment against all risks of physical damage usually covered in a railroad property insurance policy. Such insurance shall carry limits sufficient to cover the scheduled value of all LVRE property used in the Service. XREE shall be named as an additional insured as respects its interest in LVRE's property in XREE's care, custody, and control and LVRE shall waive and cause its property insurers to waive all rights of subrogation against XREE.

(c)
LVRE shall procure and maintain for the duration of this Agreement workers' compensation insurance in compliance with applicable statutory requirement and Employer's Liability Coverage in the amount of $2,000,000 per occurrence. Such insurance shall contain a waiver of subrogation in favor of XREE. LVRE shall provide satisfactory proof that it has taken out for the period covered by this Agreement full compensation insurance for all persons employed directly by LVRE to carry out the work contemplated under this Agreement  all in accordance with applicable laws, rules and regulations. Further, LVRE shall require all subcontractors to obtain and maintain, for the duration of this Agreement, workers' compensation of the same type and limits as specified herein.

8.	Compensation LVRE shall license XREE.

(a)
Payment to LVRE. In consideration for the rights and licenses granted by LVRE to XREE under this Agreement  XREE shall pay to LVRE a non-refundable, creditable fee in the sum of $1,000 due and payable no later than 7 business days after the execution of said Agreement.

XREE shall pay Royalties.

(b)
Royalties to LVRE. XREE shall pay LVRE royalties based on each train run from Las Vegas to Los Angeles roundtrip. Said royalties shall be a sum equal to 5% of the operating income from the train operations which shall be calculated pre corporate overhead.

9.
Disruption of Service

In the event of disruption of the Service due to a Force Majeure event as defined in Section 12. LVRE's obligation to compensate XREE for charges during the period of time that the cessation of the Service occurs shall be modified as provided in this Section.

LVRE shall be obligated to pay any direct costs plus all applicable overheads and management fee that are attributable to the Service which is incurred during the period of disruption.

10.	Term and Termination

(a)	The term of this Agreement shall be from January 15, 2016 through January 14, 2046.

(b)
In case of a material breach by either Party of its obligations pursuant to this Agreement, and unless the Party in breach remedies such non-compliance within ten (10) days of receipt of a written notice from the non-breaching Party, the other Party may immediately terminate this Agreement. No delay or omission by a Party in the exercise of any right to terminate this Agreement or to submit an issue for resolution as provided in Section 11will impair any such power or remedy, nor will it  alter or affect the rights of either Party.

(c)
Upon termination of this Agreement , all rights and obligations of the Parties hereunder will terminate except as otherwise stated herein and except for rights and obligations, whether determined, contingent or otherwise, which arose prior to or as a result of such termination.

11.	Dispute Resolution

(a)	In the event of a dispute by the Parties over any issue arising under or related to this Agreement. either Party may proceed with binding arbitration in the following manner:

(i)
The Party wishing to initiate arbitration shall notify the other in writing of its desire to submit the matter to arbitration. Such notice shall contain a statement of the issues and shall designate one arbitrator.

(ii)	Within fifteen (15) days of such notice, the other Party shall respond in writing by designating a second arbitrator.

(iii)
Within fifteen (15) days of designation of the second arbitrator, the two arbitrators designated as aforesaid shall appoint a third arbitrator to serve as chairman. If the two arbitrators so designated fail to appoint a third arbitrator within the time provided herein, or if a Party fails to appoint an arbitrator within the time provided for herein, either Party may request the Chief Judge of the United States District Court for the district in which the said Party's principal office is located to appoint an additional    arbitrator.

(iv)
The arbitrators shall promptly hear and decide the issues submitted to them in accordance with the rules for commercial arbitration of the American Arbitration Association, giving to both Parties reasonable notice of the time and place of hearing.

(v)	The arbitrators, or a majority of them, shall promptly render their decision and award in writing to the Parties.

(vi)
Any arbitration award rendered hereunder shall be final and binding upon the Parties. Judgment upon any such arbitration award may be entered in any United States District Court having jurisdiction over the Parties.

(vii)
Each Party shall bear its own costs and expenses of arbitration including the cost of any expenses of the arbitrator designated by or for it. The fees of the chairman and any other remaining expenses of the arbitrators shall be borne equally by the Parties.

(viii)
The Parties agree that every reasonable effort shall be made to obtain the prompt resolution of disputes which are submitted to arbitration pursuant to this Agreement. The Parties further specifically agree that neither Party shall be entitled to delay the arbitration process significantly by insisting on the application of extensive procedural steps or other actions which cannot clearly be expected to improve the ability of the arbitrators to render a prompt, reasonable and fair decision and agree further that reasonable discovery requests shall not be barred by the foregoing.

(b)
In the event of a dispute arising under or related to an invoice or request seeking payment  of  any  kind under  this  Agreement  the  Party disputing that  amount shall timely pay any undisputed amount of the invoice or requested fee, charge or cost.

(i)	In the event of such a dispute only the disputed portion of the invoice and/or request for payment shall be subject to the dispute resolution process under this Agreement.

(ii)
The Party disputing an amount set forth in an invoice shall not be required to pay the disputed amount pending resolution of the process described in this Section; however, the undisputed amount shall be paid in accordance with the ordinary payment terms of this Agreement. Payment of or receipt of the undisputed amount may not be construed to be any admission by either Party regarding any matter arising from the disputed amount. Further, payment of or receipt of the undisputed amount does not preclude recovery of any or the entire amount paid if it is subsequently determined that a dispute exists as to the paid portion.

(c)	Pending resolution of a dispute as set forth under this Section 11, the Parties shall proceed diligently with the performance of this Agreement in accordance with its terms.

12.
Force Majeure

XREE will be excused from performance of any of its obligations hereunder, where such non-performance is occasioned by any event beyond its control which shall include, without limitation, any order, rule, or regulation of any federal, state, or local government body, agent or instrumentality, work stoppage, accident, natural disaster or severe weather.

13.	Compliance with Laws LVRE represents and warrants that:

(a)	It is qualified to do business in the States of Delaware and Nevada and that it will take such action as, from time to time hereafter, may be necessary to remain so qualified;

(b)	It shall comply with all federal, state and local laws regulations and ordinances applicable to its activities and obligations under this Agreement and for operation of the Service; and

(c)
It shall obtain, at its expense, all licenses, permits, insurance, and governmental approvals, if any, necessary to the performance of its obligations under this Agreement and for operation of the Service.

14.
Notices

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with one Party by the other Party will be in writing and will be delivered by hand or be deposited in the mails of the United States, postage prepaid addressed as follows:

If to XREE:	X Rail Enterprises, Inc. 3651 Lindell Road, 0482 Las Vegas, NV 89103 Attention: Wayne Bailey

If to LVRE:	Las Vegas Railway Express, Inc. 9480 South Eastern Avenue Las Vegas, Nevada 89123 Attention: Michael A. Barron Either Party may change the address by notifying the other Party of such change.

15.
Confidential Information

This Agreement, and the documents and information disclosed by or on behalf of either Party to the other Party in connection with this Agreement shall constitute "Confidential Information" as defined in, and subject to the terms and conditions of, the Non-Disclosure Agreement.

16.	Assignment This Agreement may not be assigned by XREE or LVRE without the express written consent of the other Party.

17.
Severability

If any term, covenant, condition, or provision (or part thereof) of this Agreement or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision (or remainder thereof) to term, covenant, condition, and provision of this Agreement will be valid and enforced to the fullest extent permitted by law unless the term, covenant, condition, or provision or part thereof declared invalid or unenforceable is so fundamental to the Agreement that the remainder of the Agreement, standing alone does not represent a meeting of the minds of the Parties.

18.	Governing Law This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the Nevada.

19.	Amendments This Agreement may be amended only upon the mutual written agreement of the Parties hereto.

20.
Entire Agreement

No oral statement or prior written matter will have any force or effect. The Parties hereby acknowledge that they are not relying on any representations or agreements other than those contained in this Agreement.

IN  WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives.

X Rail Enterprises, Inc.

By: /s/Wayne Bailey
Name: Wayne Bailey
Title: President

LAS VEGAS RAILWAY EXPRESS, INC.

By: /s/Michael Barron
Name: Michael A. Barron
Title: CEO and President